Exhibit 99.1

NEW PEOPLES BANKSHARES INC

NEWS RELEASE

FOR IMMEDIATE RELEASE:
July 31, 2025

FOR MORE INFORMATION, CONTACT:
J.W. Kiser
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES SECOND QUARTER RESULTS

Honaker, Virginia – July 31, 2025

Highlights

- Net income for the second quarter of 2025 was $2.5 million, or $0.11 per basic and diluted share;
- Net income for the six months ended June 30, 2025 was $4.4 million, or $0.19 per basic and diluted share;
- Net interest margin was 3.86% for the second quarter of 2025 compared to 3.41% for the second quarter of 2024;
- Total gross loans were $695.8 million as of June 30, 2025, an increase of $38.3 million, or 11.74% annualized, from $657.5 million as of December 31, 2024;
- Total deposits increased $31.9 million, or 8.58% annualized, during the six-months ended June 30, 2025;
- New Peoples Bank remains well-capitalized with a leverage ratio of 10.74% as of June 30, 2025.

Today, New Peoples Bankshares, Inc. (the "Company") (OTCID: NWPP), the holding company for New Peoples Bank, Inc. (the "Bank"), announced second quarter 2025 net income of $2.5 million, or $0.11 per share, as compared to $1.7 million, or $0.07 per share, for the second quarter of 2024, an increase of $848,000 or 50.36%. For the six months ended June 30, 2025, net income was $4.4 million, or $0.19 per share, compared to $3.5 million, or $0.15 per share in 2024."

J.W. Kiser, President and CEO of the Company, stated, "We are very pleased with our second quarter results, which were significantly stronger than both the first quarter of this year and the same period last year. Our team has done an outstanding job growing both loans and deposits while continuing to focus on expanding our net interest margin. We're especially proud of the early success of our new loan production office in Wytheville, which has already originated over $10 million in new loans. Jim and the entire Wytheville team have set a strong pace, and we're excited about the momentum they're building. We are focused on our conversion to Jack Henry which will occur in the latter part of this year. Our team is working tirelessly to ensure this transition goes smoothly so our customers can have a friendlier digital experience and the bank can gain operational efficiencies.

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the quarter ended June 30, 2025 was $8.2 million, an increase of $1.2 million, or 17.85%, when compared to the quarter ended June 30, 2024. During the second quarter of 2025, interest income increased $947,000 to $12.0 million due to the combination of an increase of 23 basis points ("bps") in the yield on earning assets to 5.61% and a $31.7 million increase in the average balance of earning assets when compared to 2024. The loan portfolio was the primary driver of both increases, as the yield rose 31 bps to 6.20%, while the average balance increased $41.9 million for the comparative quarters ending June 30, 2025 and 2024. Investment securities contributed $125,000 as the average balance, excluding the unrealized loss, increased $4.2 million and the yield rose 37 bps, as we reinvest cash flows and grow the portfolio in a higher interest rate environment. Combined with the increased interest income, interest expense decreased $297,000 to $3.7 million during the second quarter of 2025 as compared to $4.0 million reported for the same period in 2024. The reduced interest expense is principally attributed to the cost of borrowed funds, which decreased 55 bps to 5.28%, as the related interest expense decreased $239,000. The decline was due to the decreased average balance related to a $10 million borrowing from

the Federal Reserve Bank under the Bank Term Funding Program that was repaid in October 2024, combined with $4.2 million in principal payments made on trust preferred securities in October 2024 and January 2025. These principal payments reduced the average balance of borrowed funds by $14.1 million or 39.09% for the comparative quarters ended June 30, 2025 and 2024. In addition, the variable rate paid on the trust preferred securities decreased as overnight and short-term borrowing rates declined during the last half of 2024. As a result, the cost of total interest-bearing liabilities decreased 28 bps to 2.66% during the second quarter of 2025 as compared to the second quarter of 2024. The net interest margin increased 46 bps to 3.86% for the quarter ending June 30, 2025, as compared to 3.41% for the same period in 2024 due to the increase in the yield on earning assets outpacing the cost of funds.

For the six months ended June 30, 2025, net interest income totaled $15.8 million, an increase of $1.9 million, or 13.84%, as compared to the six months ended June 30, 2024. The net interest margin increased 34 bps to 3.78% as compared to 3.44% for the same period in 2024. Net interest income improved due to increased average earning assets, which increased $32.2 million, or 3.97%, to $844.7 million. In addition, the yield on earning assets improved 21 bps to 5.56% during the comparative six-month periods. Interest expense for the six months ended June 30, 2025, totaled $7.5 million, a decrease of $239,000, or 3.09%, from the same period in 2024. The decrease in interest expense is due primarily to borrowed funds as discussed above.

Provision for Credit Losses

The provision for credit losses charged to the income statement for the quarter ended June 30, 2025 was $154,000 compared to $472,000 for the three months ended June 30, 2024. The second quarter 2025 provision reflects the impact of the loan growth while the provision recorded in 2024, was due to an increase in past due and nonperforming loans during the second quarter of 2024. The provision for credit losses on unfunded commitments was $0 for the second quarter of 2025 due to a reduction in the growth rate in commitments for construction loans which are expected to be drawn over the next 12-18 months.

For the six months ended June 30, 2025, the provision for credit losses totaled $413,000 as compared to $429,000 recorded for the same period in 2024.

During the third quarter of 2024 and first quarter of 2025 customers residing in North Carolina, southwest Virginia northeast Tennessee and southern West Virginia were impacted by Hurricae Helene in 2024 and severe flash flooding in 2025. We assessed the impact of these events on our customers and any collateral securing outstanding loans and adjusted the allowance for credit losses. Additionally, we worked with customers impacted by these natural disasters and provided short-term payment deferrals to affected borrowers. These deferral periods have expired, and, at this time, we are not aware of any widespread impairment of collateral. We continue to monitor the effects of these events and will address any situations as needed.

Noninterest Income

Noninterest income totaling $2.4 million for the quarter ended June 30, 2025 decreased $96,000 compared to the quarter ended June 30, 2024. Modest decreases in earnings from service charges and financial services revenue totaling $68,000 and $16,000, respectively, and a gain on disposal of premises and equipment of $53,000 in 2024 that was not repeated in 2025 were partially offset by a $17,000 increase in card processing fees.

For the six months ended June 30, 2025 noninterest income decreased $4,000 to $4.8 compared to the same period in 2024, as combined decreases in service charges, card processing fees and financial services revenue totaling $139,000 were offset by a branded card incentive payment of $141,000.

Noninterest Expense

Noninterest expense was $7.2 million for the quarter ended June 30, 2025 compared to $6.8 million for the quarter ended June 30, 2024. The $375,000 dollar increase resulted from increases in salaries and benefits, occupancy, and data processing costs, which combined for an increase of $119,000, and increases in advertising, ATM network, loan processing, and other expenses which combined for an increase of $196,000. The increase in salaries and benefits is attributed to normal recurring salary adjustments and staffing costs for the recently opened loan production office. Occupancy costs were impacted by costs for the new loan production office. Advertising included costs for a program to refresh the bank branding, while loan costs were impacted by costs associated with a loan promotion.

For the six months ended June 30, 2025, noninterest expense totaled $14.5 million compared to $13.8 million for the same period in 2024, an increase of $670,000 or 4.85%. The components of the year-over-year increase are largely similar to those discussed for the current quarter. Additional items include $47,000 in costs incurred in "refreshing" a branch office and $42,000 in costs for snow and ice removal to keep our branch locations open and safe during the winter storms incurred during the first quarter of 2025.

As we progress with our planned core conversion, it is expected that additional costs related to overtime, meals and other expenses related to the installation, testing and training on the new system will be incurred during the remainder of 2025.

Balance Sheet

Total assets as of June 30, 2025 were $892.9 million, an increase of $38.0 million, or 8.96% annualized, from $854.9 million as of December 31, 2024. Gross loans of $695.8 million as of June 30, 2025 reflected an increase of $38.3 million from $657.5 million as of December 31, 2024. Liquid assets in the form of cash and cash equivalents increased $4.5 million, or 13.38% annualized, during the first six months of 2025. Investment securities increased $765,000 during the first six months of 2025 due to purchases of $4.8 million, and a decrease in the unrealized loss on available-for-sale securities of $2.1 million which more than offset maturities, payments and amortization of $6.1 million.

Deposits totaled $781.9 million as of June 30, 2025 compared to $750.0 million as of December 31, 2024. The increase of $31.9 million, or 8.58% annualized, was due to efforts to attract and retain time deposits and money market account relationships, including replacing a large, high-rate account with lower-cost brokered time deposits, combined with cyclical funds inflows. As a result of these efforts and seasonality, total time deposits increased $11.2 million, money market accounts increased $14.7 million, and noninterest bearing deposits increased $8.6 million during the first six months of 2025. The increase in time and money market deposits contributed to the decrease in our cost of interest-bearing deposits, which decreased 6 bps to 2.59% for the six months ended June 30, 2025, as compared to the same period in 2024, due to the relatively lower cost of money market deposit rates, and the downward repricing of a portion of the time deposit portfolio as maturing deposits renew. During the second quarter of 2025, $15.0 million of brokered time deposits were added with maturities ranging from two months to two years. These deposits supplemented liquidity and supported loan closings and advances, and to bolster on balance sheet liquidity.

As of June 30, 2025, borrowed funds totaled $27.0 million, an increase of $2.0 million from December 31, 2024. On June 30, 2025, we took a short-term Federal Home Loan Bank advance of $5.0 million to bolster liquidity based on anticipated loan closings or advances. This advance was repaid in July. During the first quarter of 2025, a $3.0 million principal reduction was paid toward outstanding trust preferred securities. This repayment improved net interest income and the net interest margin during the current reporting periods and should positively impact future periods.

Capital

During the six months ended June 30, 2025, total shareholders' equity increased $4.1 million to $74.8 million, due to net income of $4.4 million and a decrease in the net unrealized loss on available-for-sale securities of $1.7 million. These increases to capital were offset by dividends paid to shareholders of $1.9 million, and the repurchase of common stock totaling $107,000. Consequently, book value per share increased to $3.17 as of June 30, 2025, compared to $2.99 as of December 31, 2024. The Bank remains well capitalized per regulatory guidance.

As previously announced, the Board of Directors extended the repurchase of up to 500,000 shares of the Company's common stock through March 31, 2026. During the first six months of 2025, the Company repurchased 35,846 shares at an average price of $2.98 per share. Since the commencement of the repurchase plan in 2022, 321,208 shares have been repurchased at an average price of $2.48 per share.

Asset Quality

The allowance for credit losses was $7.9 million, or 1.14% as a percentage of total loans, as of June 30, 2025, and $7.7 million, or 1.17%, as of December 31, 2024. The allowance for credit losses on unfunded commitments was $496,000 as of June 30, 2025, as compared to $404,000 at December 31, 2024. The increase in the allowance for

credit losses on unfunded commitments was due to an increase in loan commitments, specifically residential and commercial real estate construction loan commitments.

Annualized net charge-offs (recoveries) as a percentage of average loans were 0.02% during the first six months of 2025 compared to (0.01)% during the same period of 2024 and 0.01% during the first quarter of 2025.

Nonperforming assets, which include nonaccrual loans, accruing loans past due 90 days or more, and other real estate owned, totaled $3.6 million as of June 30, 2025, an increase of $202,000, or 6.01%, since year-end 2024. Nonaccrual loans increased $215,000 during the first six months of 2025 due principally to a single loan relationship totaling $802,000 being placed in nonaccrual status. Nonperforming assets as a percentage of total assets were 0.40% as of June 30, 2025, and 0.39% as of December 31, 2024.

Other real estate owned decreased $30,000 to $57,000 as of June 30, 2025, compared to December 31, 2024, due to the sale of a property during the first quarter of 2025. Expenses associated with other real estate owned were net recoveries of $3,000 for the three months ended June 30, 2025, compared to net recoveries of $32,000 during the three months ended June 30, 2024, due to gains on sales of foreclosed properties recorded of $6,000 and $34,000, during the respective three month periods in 2025 and 2024.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 18 locations throughout southwest Virginia, eastern Tennessee, western North Carolina and southern West Virginia. The Company's common stock is traded over the counter under the trading symbol "NWPP". Additional investor information can be found on the Company's website at https://newpeoples.bank/Bankshares-About-Us.

This news release contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

> *(i) the success or failure of efforts to implement the Company's business plan; (ii) any required increase in the Company' regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company's nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company's markets; (vii) the Company's ability to attract and retain talent; (viii) demographical changes in the Company's markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company's market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower's ability to repay and the Company's management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) deposit flows and competition for deposits; (xvii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xviii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues and other catastrophic events; (xix) geopolitical conditions, including trade restrictions and tariffs, and acts or threats of terrorism, international hostilities, or actions taken by the U.S. or other governments in response to trade restrictions and tariffs, and acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and abroad; (xx) technology utilized by the Company, including the successful core operating system conversion in 2025; (xxi) the Company's ability to successfully manage cyber security, including generative artificial intelligence risks; (xxii) our ability to assist in managing third party fraud against customer accounts including but not limited to check, credit and debit card, and electronic funds transfer fraud; (xxiii) the Company's reliance on third-party vendors and correspondent banks; (xxiv) changes in generally accepted accounting*

principles; (xxv) changes in governmental regulations, tax rates and similar matters; (xxvi) disruptions in the financial services industry or individual financial institutions and the subsequent media attention that could impact our customers' behavior; and (xxvii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2025 THROUGH JUNE 30, 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Interest income on loans, including fees	$ 10,540	$ 9,912	$ 9,892	$ 9,728	$ 9,374
Interest income on investment securities	711	702	648	610	583
Interest income and dividends on all other	707	737	921	1,209	1,054
Total interest and dividend income	11,958	11,351	11,461	11,547	11,011
Interest expense on deposits	3,450	3,449	3,655	3,832	3,508
Total interest expense	3,744	3,741	4,021	4,366	4,041
Net interest income	8,214	7,610	7,440	7,181	6,970
Provision for credit losses	154	259	147	49	472
Net interest income after provision for credit losses	8,060	7,351	7,293	7,132	6,498
Total non-interest income	2,436	2,413	3,975	2,426	2,532
Total non-interest expenses	7,213	7,272	8,153	6,829	6,838
Income tax expense	751	584	489	621	508
Net income	$ 2,532	$ 1,908	$ 2,626	$ 2,108	$ 1,684
Basic and diluted income per share	$ 0.11	$ 0.08	$ 0.11	$ 0.09	$ 0.07

CONSOLIDATED STATEMENTS OF INCOME HIGHLIGHTS
FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024
(IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	June 30, 2025	June 30, 2024
Interest income on loans, including fees	$ 20,452	$ 18,587
Interest income on investment securities	1,413	1,113
Interest income and dividends on all other	1,444	1,924
Total interest and dividend income	23,309	21,624
Interest expense on deposits	6,899	6,658
Total interest expense	7,485	7,724
Net interest income	15,824	13,900
Provision for credit losses	413	429
Net interest income after provision for credit losses	15,411	13,471
Total non-interest income	4,849	4,853
Total non-interest expenses	14,485	13,815
Income tax expense	1,335	1,039
Net income	$ 4,440	$ 3,470
Basic and diluted income per share	$ 0.19	$ 0.15
Return on average shareholders' equity	12.37%	10.83%
Return on average assets	1.02%	0.83%

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)

	For the three-months ended				
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Key Performance Ratios					
Earning assets yield	5.61%	5.51%	5.48%	5.51%	5.38%
Cost of interest-bearing liabilities	2.66%	2.73%	2.90%	3.08%	2.94%
Cost of funds	1.87%	1.94%	2.03%	2.19%	2.08%
Net interest margin	3.86%	3.69%	3.56%	3.43%	3.41%
Return on average shareholders' equity	13.91%	10.78%	14.84%	12.35%	10.56%
Return on average assets	1.15%	0.90%	1.21%	0.97%	0.79%
Efficiency ratio[#]	67.70%	72.53%	71.42%	71.10%	71.96%
Loan to deposit ratio	88.99%	86.34%	87.67%	84.65%	86.10%
Asset Quality					
Allowance for credit losses to total loans	1.14%	1.17%	1.17%	1.19%	1.21%
Net charge-offs to average loans, annualized	0.02%	0.01%	0.02%	0.05%	0.06%
Nonaccrual loans to total loans	0.50%	0.67%	0.50%	0.62%	0.85%
Nonperforming assets to total assets	0.40%	0.52%	0.39%	0.58%	0.65%
Capital Ratios (Bank Only)					
Tier 1 leverage	10.74%	10.67%	10.70%	10.84%	10.71%
Tier 1 risk-based capital	14.56%	14.61%	14.94%	15.65%	15.49%
Total risk-based capital	15.81%	15.86%	16.19%	16.90%	16.74%
Total common equity tier 1 capital	14.56%	14.61%	14.94%	15.65%	15.49%

[#]- The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance but cautions that such information should not be viewed as a substitute for GAAP. A comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate it differently.

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
QUARTERS ENDED JUNE 30, 2025 THROUGH JUNE 30, 2024
(IN THOUSANDS)
(UNAUDITED)

Dollars in thousands	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total cash and cash equivalents	$ 72,159	$ 83,280	$ 67,668	$ 103,727	$ 88,804
Investment securities available-for-sale	96,749	98,625	95,984	96,564	92,269
Loans receivable	695,815	670,731	657,536	646,356	639,934
Allowance for credit losses	(7,948)	(7,832)	(7,684)	(7,670)	(7,727)
Total assets	892,930	880,747	854,925	880,295	854,670
Total deposits	781,909	776,850	749,982	763,564	743,228
Borrowed funds	26,986	21,986	24,986	36,186	36,186
Total liabilities	818,086	808,175	784,184	809,234	788,439
Total shareholders' equity	74,844	72,572	70,741	71,061	66,231